Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Lobo Technologies Ltd. (“the Company”), previously named as LOBO EV Technologies Ltd. for the year then ended December 31, 2023 of our report dated April 30, 2024, relating to the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2023 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes, included in the Company’s Annual Report on Form 20-F filed with U.S. Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TPS Thayer LLC

Sugar Land, Texas

December 9, 2025